Exhibit 4.1

FISCAL AND PAYING AGENCY AGREEMENT

JUNE 14, 2006

Between

MANPOWER INC.

and

CITIBANK, N.A.

as Fiscal Agent, Principal Paying Agent,

Registrar and Transfer Agent

and

CITIBANK INTERNATIONAL PLC

as Irish Paying Agent

Allen & Overy LLP

FISCAL AND PAYING AGENCY AGREEMENT dated as of June 14, 2006 (the Agreement) among MANPOWER INC., a corporation organized under the laws of the State of Wisconsin (the Company), CITIBANK, N.A., acting through its office at 21st Floor, Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, England, as fiscal and principal paying agent, (Citibank, N.A. or any successor or additional person acting as fiscal and principal paying agent appointed hereunder being called the Fiscal Agent) and CITIBANK INTERNATIONAL PLC acting through its office at 1 North Wall Quay, Dublin 1, Ireland, as additional paying agent (the Irish Paying Agent) and, together with the Fiscal Agent, the Paying Agents).

WITNESSETH:

1.	GENERAL

The Company has authorized the creation and issue of €200,000,000 4.75% notes due June 14, 2013 (the Notes). The Notes will be senior to all of the Company’s unsecured subordinated indebtedness, effectively junior to all of the Company’s secured indebtedness to the extent of the value of the collateral, and effectively junior to all indebtedness and other obligations, including trade payables, of all of the Company’s Subsidiaries.

2.	APPOINTMENT OF THE FISCAL AGENT, REGISTRAR, TRANSFER AGENT AND PAYING AGENT

2.1	The Company hereby appoints the Fiscal Agent to act, and the Fiscal Agent hereby accepts such appointment, on the terms and conditions specified herein and in the Notes, as fiscal and principal paying agent for the Notes and the Irish Paying Agent as an additional paying agent for the Notes. The Company shall maintain an office or agency in London where Notes may be presented for registration (the Registrar) and an office or agency in London where Notes may be presented for transfer or exchange or for payment (the Transfer Agent). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may have one or more co-registrars and one or more additional transfer and paying agents. The terms Paying Agents and Transfer Agent include any additional paying agent or transfer agent, as applicable, and the term Registrar includes any co-registrars. The Company initially appoints Citibank, N.A., who accepts such appointment, as Registrar and Transfer Agent. In addition, the Company undertakes that it will ensure, to the extent practicable, that it maintains a paying agent in a member state of the European Union that is not obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC (the Directive) regarding the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, the Directive. The Fiscal Agent, the Irish Paying Agent, the Transfer Agent and the Registrar will be referred to collectively as Agents.

2.2	So long as the Notes are listed on the Official List of, or admitted to trading on, the Irish Stock Exchange and the rules thereof so require, a paying agent and listing agent will be maintained in Ireland at all times.

2.3	The Company shall enter into an appropriate agency agreement with any registrar, transfer agent or paying agent not a party to this Agreement, which shall implement the provisions of this Agreement that relate to such agent. The Company shall notify the Fiscal Agent of the name and address of any such agent. If the Company fails to maintain a Registrar, Transfer Agent or Paying Agent, the Fiscal Agent shall be entitled, but not obliged, to act as such and shall be entitled to appropriate compensation therefor pursuant to Clause 16 hereof.

2.4	Except as specifically provided in this Agreement, any Registrar, Transfer Agent or Paying Agent will act solely as agents of the Company and will not assume any obligation or relationship of agency or trust to or with the holders of the Notes (Noteholders).

2.5	The obligations of the Agents under this Agreement shall be several and not joint.

3.	AMOUNT; ADDITIONAL NOTES; EXECUTION

3.1	The aggregate principal amount of Notes which may be initially issued hereunder is €200,000,000. Additional Notes may be issued from time to time under this Agreement, and if issued, they may form the same series and will be governed by the same Agreement as the Notes offered hereby.

3.2	The Global Note (as defined in Clause 5 below) and any certificated security (the Definitive Notes) shall be executed by or on behalf of the Company by the manual or facsimile signature of an Authorized Representative (as defined in Clause 4 hereof) of the Company and authenticated manually by or on behalf of the Fiscal Agent.

4.	AUTHORIZED REPRESENTATIVES

From time to time the Company will furnish the Fiscal Agent with a certificate of the Company certifying the incumbency and specimen signatures of officers authorized to execute Notes on behalf of the Company (each an Authorized Representative). Until the Fiscal Agent receives a subsequent incumbency certificate of the Company, the Fiscal Agent shall be entitled to rely on the last such certificate delivered to it for purposes of determining the Authorized Representatives. The Fiscal Agent shall have no responsibility to the Company to determine by whom or by what means a facsimile signature may have been affixed on the Notes or to determine whether any facsimile or manual signature is genuine, if such facsimile or manual signature resembles the specimen signatures filed with the Fiscal Agent by a duly authorized officer of the Company. Any Note bearing the manual or facsimile signature of a person who is an Authorized Representative on the date such signature is affixed shall bind the Company after the authentication and registration thereof by the Fiscal Agent, notwithstanding that such person shall have ceased to hold office on the date such Note is authenticated and delivered by the Fiscal Agent.

5.	FORM OF THE NOTES

With regard to the issuance of Notes:

(a)	The Notes will be offered and sold by the Company pursuant to a Subscription Agreement. The Notes will be resold initially only to persons other than U.S. persons (as defined in Regulation S under the United States Securities Act of 1933, as amended (the Securities Act)) in reliance on Regulation S. The Notes shall be issued in the form of one permanent global note in fully registered form substantially in the form of Schedule 1 attached hereto (the Global Note), without interest coupons and with the global securities legend and the applicable restricted securities legends, which shall be deposited with Citibank, N.A., as common depositary (the Depositary) for Euroclear Bank SA/NV (Euroclear) and Clearstream Banking, société anonyme (Clearstream) and registered in the nominee name for such Depositary, and shall be duly executed by the Company and authenticated by the Fiscal Agent as provided in this Agreement. The terms of the Notes set forth in Schedule 1 and the provisions for the meetings of the Noteholders set forth in Schedule 2 are hereby expressly incorporated in and made part of the terms of this Agreement.

(b)	Prior to and including the date which is 40 days after the later of (i) the day on which the Notes are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, and (ii) the date of the closing of the offering (the Restricted Period), beneficial interests in the Global Note may not be transferred to a U.S. person or for the account or benefit of a U.S. person.

(c)	The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided.

6.	BOOK-ENTRY PROVISIONS

(a)	This Clause 6 shall apply only to a Global Note deposited with or on behalf of, and registered in the name of a nominee of, the Depositary. The Company shall execute and the Fiscal Agent shall, in accordance with this Clause 6, authenticate and deliver the Global Note, which (i) shall be registered in the nominee name of the Depositary for such Global Note and (ii) shall be delivered by the Fiscal Agent to such Depositary or pursuant to such Depositary’s instructions or held by a security custodian appointed by the Depositary.

(b)	Members of, or participants in, Euroclear and/or Clearstream (Agent Members) shall have no rights under this Agreement with respect to any Global Note held on behalf of Euroclear and Clearstream (the Clearing Systems) by the Depositary or by its custodian or under such Global Note, and the Company, the Fiscal Agent and any agent of the Company or the Fiscal Agent shall be entitled to treat the Depositary or its nominee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Fiscal Agent or any agent of the Company or the Fiscal Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Clearing Systems and their Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

7.	TRANSFER AND EXCHANGE

7.1	Transfer and Exchange of Definitive Notes

When Definitive Notes are presented to the Registrar with a request:

(a)	to register the transfer of such Definitive Notes; or

(b)	to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(i)	shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Noteholder thereof or its attorney duly authorized in writing; and

(ii)	shall be accompanied by the following additional information and documents, as applicable:

(A)	if such Definitive Notes are being delivered to the Registrar by a Noteholder for registration in the name of such Noteholder, without transfer, a certification from such Noteholder to that effect; or

(B)	if such Definitive Notes are being transferred to the Company or pursuant to an effective registration statement under the Securities Act of 1933, a certification to that effect; or

(C)	if such Definitive Notes are being transferred (i) pursuant to an exemption from registration in accordance with Regulation S under the Securities Act or (ii) in reliance upon another exemption from the requirements of the Securities Act (x) a certification to that effect and (y) if the Company so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the requirements of the Securities Act.

7.2	Transfer and Exchange of Global Notes

(a)	The transfer and exchange of the Global Note or beneficial interests therein shall be effected through the Depositary, in accordance with this Agreement (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in the Global Note shall deliver to the Registrar a written order, given in accordance with the Depositary’s procedures, containing information regarding the participant account of the Depositary to be credited with a beneficial interest in the Global Note. The Registrar shall, in accordance with such instructions, instruct the Depositary to credit to the account of the person specified in such instructions a beneficial interest in the Global Note and to debit the account of the person making the transfer the beneficial interest in the Global Note being transferred.

(b)	Notwithstanding any other provisions of this Agreement (other than the provisions set forth in Clause 8), the Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(c)	In the event that the Global Note is exchanged for Definitive Notes pursuant to Clause 8 of this Agreement, such securities may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Clause 7 (including the certification requirements intended to ensure that such transfers comply with Regulation S or another applicable exemption under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Company.

8.	DEFINITIVE NOTES

8.1

The Global Note deposited with the Depositary or with a securities custodian for the Depositary pursuant to Clause 6(a) shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Clause 7 hereof and (a) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Note and a successor Depositary is not appointed by the Company within three months of such notice; (b) the Company, Euroclear or Clearstream so requests following an Event of Default under the Notes (in which case such securities may be exchanged in whole but not in part); (c) the owner of a book-entry interest requests such exchange in writing delivered through Euroclear and/or Clearstream or the Company following an Event of Default under the Notes; or (d) the Company would suffer a material disadvantage as a result of a change in laws or regulations (taxation or otherwise) or as a result of a change in the practice of Euroclear and/or Clearstream which would not be suffered were the Notes in definitive form and a certificate to such effect signed by two duly authorized officers of the Company is given to the Fiscal Agent. In the case of (d) above, the Company may give notice to the Fiscal Agent and the Noteholders of its intention to exchange the Global Notes for Definitive Notes.

8.2	Any Global Note that is transferable to the beneficial owners thereof pursuant to this Clause 8 shall be surrendered by the Depositary to the Registrar located at its principal corporate trust office, to be so transferred, in whole, without charge, and the Registrar shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Clause 8 shall be executed, authenticated and delivered only in minimum denominations of €50,000 and integral multiples of €1,000 in excess thereof and registered in such names as the Depositary shall direct. Any Definitive Note delivered in exchange for an interest in a restricted security shall bear the applicable restricted securities legend.

8.3	In the event of the occurrence of one of the events specified in Clause 8.1 hereof, the Company shall promptly make available to the Registrar a reasonable supply of Definitive Notes in definitive, fully registered form without interest coupons.

8.4	If Definitive Notes are issued and a holder thereof claims that such Definitive Note has been lost, destroyed or wrongfully taken, or if such Definitive Note is mutilated and is surrendered to the Registrar or at the office of a Transfer Agent, the Company will issue and the Fiscal Agent will authenticate a replacement Definitive Note if the Fiscal Agent’s and the Company’s requirements are met. The Company or the Fiscal Agent may require a Noteholder requesting replacement of a Definitive Note to furnish an indemnity bond sufficient in the judgment of both to protect the Company, the Fiscal Agent or the Paying Agent appointed pursuant to this Agreement from any loss which any of them may suffer if a Definitive Note is replaced. The Company may charge for any expenses incurred in replacing a Definitive Note.

8.5	In case any such mutilated, destroyed, lost or stolen Definitive Note has become or is about to become due and payable, or is about to be redeemed or purchased by the Company pursuant to the provisions of this Agreement, the Company, in its discretion, may, instead of issuing a new Definitive Note, pay, redeem or purchase such Definitive Note, as the case may be.

8.6	To the extent permitted by law, the Company and the Agents shall be entitled to treat the registered holder as the absolute owner thereof.

9.	RELIANCE ON INSTRUCTIONS

No Agent shall incur any liability to the Company in acting hereunder pursuant to instructions which such Agent believed in good faith to have been given by an Authorized Representative.

10.	COMPANY’S REPRESENTATIONS AND WARRANTIES

Each Agent is entitled to assume that the issuance and delivery of the Notes by the Company have been duly and validly authorized by the Company and that the Notes, when completed, authenticated and delivered pursuant hereto, will constitute the legal, valid and binding obligations of the Company.

11.	PAYMENT OF NOTE PRINCIPAL AND INTEREST; INTEREST PAYMENT DATES; RECORD DATES

11.1	Payment

The Company will, on each date on which any payment in respect of the Notes becomes due, transfer to the Fiscal Agent by 11.00 a.m. (local time in the city of the Fiscal Agent’s specified office) such amount as may be required for the purposes of such payment. The Company will deliver to the Fiscal Agent by 10.00 a.m. (local time in the city of the Fiscal Agent’s specified office) on the second business day in the city of the Fiscal Agent’s specified office before the due date for any such payment a copy of irrevocable instructions issued by it for such payment to be made to the Fiscal Agent. In this subclause, the date on which a payment in respect of the Notes becomes due means the first date on which the holder of a Note could claim the relevant payment by transfer to an account under the Notes, but disregarding the necessity for it to be a business day in any particular place of presentation. The Fiscal Agent will, in turn, make such payments to the Depositary or its nominee as common depositary for Euroclear and Clearstream, which will distribute such payments to participants by wire transfer of immediately available funds to the account specified by the holder or holders thereof and in accordance with their respective customary procedures.

11.2	Method of Payment

Noteholders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in Euros or such other lawful currency of the participating Member States in the Third Stage of European Economic and Monetary Union of the Treaty Establishing the European Community that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by the Global Note (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by Euroclear or Clearstream. The Company will make all payments in respect of a Definitive Note (including principal, premium and interest) by mailing a check to the registered address of each Noteholder thereof; provided, however, that payments on a Definitive Note will be made by wire transfer if such Noteholder elects payment by wire transfer by giving written notice to the Fiscal Agent or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Fiscal Agent may accept in its discretion).

11.3	Notification of Non-payment

The Fiscal Agent will forthwith notify by telex each other Paying Agent and the Company if the Fiscal Agent has not by the due date for any payment due in respect of the Notes received the full amount so payable on such date.

11.4	Payment by Paying Agents

Each Paying Agent will, subject to and in accordance with the Notes, pay or cause to be paid on behalf of the Company on and after each due date therefor the amounts due in respect of the Notes and, in the case of each Paying Agent other than the Fiscal Agent, will be entitled to claim any amounts so paid from the Fiscal Agent. If any payment provided for in subclause 11.1 is made late but otherwise in accordance with this Agreement, the Paying Agents may nevertheless make payments in respect of the Notes. However, unless and until the full amount of any such payment has been made to the Fiscal Agent, the Paying Agents will not be bound to make such payments.

11.5	Reimbursement of Paying Agents

The Fiscal Agent will on demand promptly reimburse each other Paying Agent for payments in respect of the Notes properly made by it in accordance with the Notes and this Agreement.

11.6	Late Payment

If the Fiscal Agent has not by the due date for any payment in respect of the Notes received the full amount payable on such date but receives it later, it will forthwith give notice to each other Paying Agent and Noteholders that it has received such full amount.

11.7	Moneys Held by the Fiscal Agent

The Fiscal Agent may deal with moneys paid to it under this Agreement in the same manner as other moneys paid to it as a banker by its customers except that (a) it may not exercise any lien, right of set-off or similar claim in respect of them and (b) it shall not be liable to anyone for interest on any sums held by it under this Agreement. Any moneys paid by the Company to the Fiscal Agent for payment of principal or interest which remain unclaimed for two years after such moneys have become due and payable will be repaid to the Company upon its written request and the holder may thereafter look only to the Company for payment thereof. Moneys held by the Fiscal Agent need not be segregated except as required by law.

11.8	Partial Payments

If on presentation of a Note only part of the amount payable in respect of it is paid (except as a result of deduction of tax as permitted by the terms and conditions of the Notes) the Paying Agent to whom the Note is presented shall ensure that such Note shall have attached to it a memorandum of the amount paid and the date of payment.

12.	DUTIES OF THE FISCAL AGENT

In accordance with the terms and conditions of the Notes and this Agreement or if otherwise requested by the Company, the Fiscal Agent will:

(a)	receive requests to effect exchanges of the Global Note to Definitive Notes;

(b)	maintain a record of the Global Note and the certificate number or numbers of all Definitive Notes delivered hereunder;

(c)	carry out such other acts as may be necessary to give effect to the terms and conditions of the Notes with respect to payment, transfer, cancellation and replacement, including (i) retaining Forms W-9, W-8BEN, W-8ECI, W-8IMY or other appropriate tax certification provided by or on behalf of the Noteholders necessary to exempt such Noteholders from withholding tax under the Internal Revenue Code of 1986, as amended, (ii) preparing and mailing to Noteholders and (iii) filing with the U.S. Internal Revenue Service any applicable forms or reports with respect to any payment made by the Fiscal Agent hereunder. The Fiscal Agent shall withhold and remit any withholding tax required to be withheld from any payments to Noteholders who have not supplied the required certification specified in subclause (i) above;

(d)	if any Note is mutilated or defaced or is apparently destroyed, lost or stolen, replace such Note at a specified office of any Paying Agent, subject to all applicable laws and stock exchange requirements, upon payment by the claimant of the expenses incurred in connection therewith and on such terms and with such indemnity as the Company and the Fiscal Agent may require (mutilated or defaced Notes must be surrendered before replacements will be issued); and

(e)	upon and in accordance with the instructions, and at the expense, of the Company received at least 10 days before the proposed publication date, arrange for the publication of any notice which is to be given to the Noteholders and supply a copy thereof to each other Paying Agent, Euroclear, Clearstream and, so long as the Notes are listed thereon, the Irish Stock Exchange.

13.	LIABILITY

Neither the Agents nor their officers or employees shall be liable for any act or omission hereunder except in the case of gross negligence or willful default. The duties and obligations of the Agents and their officers and employees shall be determined by the express provisions of this Agreement and they shall not be liable except for the performance of such duties and obligations as are specifically set forth herein, and no implied covenants shall be read into this Agreement against them. The Agents shall be protected and shall incur no liability for or in respect of any action taken, omitted or suffered in reliance upon any instruction, request or order from the Company, or any Note, form of transfer, resolution, direction, consent, certificate, affidavit, statement, facsimile transmission, electronic message or other paper or document reasonably believed by it, acting in good faith, to be genuine and to have been delivered, signed or sent by the proper party or parties. The Agents may consult with counsel and shall be fully protected in any action reasonably taken, omitted or suffered in good faith in accordance with the advice of counsel. Neither the Agents nor their officers or employees shall be required to ascertain whether any issuance or sale of Notes (or any amendment or termination of this Agreement) have been duly authorized or are in compliance with any other agreement to which the Company is a party (whether or not the Agents are also a party to such other agreement).

14.	INDEMNIFICATION BY COMPANY

The Company agrees to indemnify and hold harmless each Agent and each of its respective directors, officers, employees and agents from and against any and all liabilities (including liability for penalties), losses, claims, damages, actions, suits, judgments, demands, costs and expenses (including legal fees and expenses) relating to or arising out of or in connection with its or their respective performance under this Agreement, except to the extent that they are caused by the gross negligence or willful default of each such Agent or the directors, officers, employees and agents of each such Agent. The foregoing indemnity includes, but is not limited to, any action taken or omitted in good faith within the scope of this Agreement upon telephone, telecopier or other electronically transmitted instructions, if authorized herein, received from or believed by the Agents in good faith to have been given by, an Authorized Representative. This indemnity shall survive the resignation or removal of any Agent and the expiry or termination of this Agreement.

15.	INDEMNIFICATION BY THE AGENTS

Each Agent agrees severally to indemnify and hold harmless the Company, its directors, officers, employees and agents from and against any and all liabilities (including liability for penalties), losses, claims, damages, actions, suits, judgments, demands, costs and expenses (including legal fees and expenses) relating to or arising out of or in connection with its performance, in any capacity, under this Agreement, to the extent that they are caused by the gross negligence or willful default of such Agent. Each Agent shall have no liability whatsoever for any consequential loss (being loss of business, goodwill, opportunity or profit) of any kind whatsoever. This indemnity shall survive the resignation or removal of any Agent and the expiry or termination of this Agreement.

16.	COMPENSATION OF THE AGENTS

The Company agrees to pay the compensation of each Agent at such rates as shall be agreed upon from time to time and to reimburse each Agent for out-of-pocket expenses (including costs of preparation of the Notes and legal fees and expenses), disbursements and advances incurred or made in accordance with any provisions of this Agreement. The obligations of the Company to each Agent pursuant to this Clause 16 shall survive the resignation or removal of any Agent and the expiry or termination of this Agreement.

17.	MEETINGS OF THE NOTEHOLDERS

Attached hereto as Schedule 2 are the provisions for meetings of the Noteholders. A Paying Agent shall, at the request of any Noteholder, issue Voting Certificates and Block Voting Instructions as defined in and in a form and manner which comply with the provisions of Schedule 2 (Provisions for Meetings of the Noteholders) (except that it shall not be required to issue the same less than 48 hours before the time fixed for any Meeting provided for therein). Such Paying Agent shall keep a full record of Voting Certificates and Block Voting Instructions issued by it and shall give to the Company, not less than 24 hours before the time appointed for any Meeting, full particulars of all Voting Certificates and Block Voting Instructions issued by it in respect of such Meeting. The terms used in this Clause 17 but not otherwise defined shall have the meaning given to them in Schedule 2 to this Agreement.

18.	NOTICES

18.1	All communications by or on behalf of the Company relating to the issuance, transfer, exchange or payment of Notes or interest thereon shall be directed to the Fiscal Agent at its address set forth in subclause 18.2(b) hereof (or such other address as the Fiscal Agent shall specify in writing to the Company).

18.2	Notices and other communications hereunder shall (except to the extent otherwise expressly provided) be in writing and shall be addressed as follows, or to such other addresses as the parties hereto shall specify from time to time:

(a)	if to the Company:
Manpower Inc.
5301 North Ironwood Road
Milwaukee, WI 53201-2053
Attention: Michael J. Van Handel, Chief Financial Officer
Fax no: +414 961 7081
Attention: Lesley A. Noer, Treasurer
Fax no: +414 906 7875

(b)	if to the Fiscal Agent:
Citibank, N.A.
21st Floor, Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB
Attention: Agency and Trust, Bond Desk
Fax no: +44 20 7508 3872/3878

(c)	if to the Irish Paying Agent: Citibank International plc 1 North Wall Quay Dublin 1, Ireland Attention: Global Securities Services Fax no: +353 1 622 2222

19.	RESIGNATION OR REMOVAL OF THE AGENTS

The Agents may at any time resign from their respective roles by giving written notice to the Company of such intention on their part, specifying the date on which its desired resignation shall become effective; provided, however, that such date shall be not less than 30 days after the giving of such notice by the Agents to the Company. The Agents may be removed at any time, with not less than 30 days’ notice, by the filing with them of an instrument in writing signed by a duly authorized officer of the Company and specifying such removal and the date upon which it is intended to become effective. Such resignation or removal shall take effect on the date of the appointment by the Company of a successor Agent and the acceptance of such appointment by such successor Agent. In the event of resignation by, or removal of, any of the Agents, if a successor Agent has not been appointed by the Company by the tenth day before the expiry of any notice given by such Agent or the Company, the Agent may itself appoint as its replacement any reputable and experienced financial institution. Immediately following such appointment, Agent shall give notice of such appointment to the Company, the remaining Agents and the Noteholders, whereupon the Company, the remaining Agents and the replacement Agent shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Agreement.

20.	BENEFIT OF AGREEMENT

This Agreement is solely for the benefit of the parties hereto, their successors, assigns and any additional agents appointed in accordance with Clause 19 above and no other person shall acquire or have any right under or by virtue hereof.

21.	NOTES HELD BY A PAYING AGENT

Each Agent, in its individual or other capacity, may become the owner or pledgee of the Notes with the same rights it would have if it were not acting as fiscal and/or paying agent hereunder and may engage or be interested in any financial or other transaction with the Company and may act on, or as depositary, trustee or agent for, any committee or body of holders of Notes or other obligations of the Company as freely as if it were not appointed hereunder.

22.	CHANGE OF CONTROL

22.1	Change of Control Triggering Event

If the Company experiences both a Change of Control and a Rating Decline (each as defined below and together, a Change of Control Triggering Event), each Noteholder will have the right to require the Company to repurchase all or any part of such Noteholder’s Notes at a purchase price in cash equal to the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest on the Notes repurchased to the date of purchase (subject to the right of Noteholders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Company shall not be obliged to repurchase Notes in the event and to the extent that it has unconditionally exercised its right to redeem all of the Notes or all conditions to such redemption have been satisfied or waived.

22.2	Change of Control Procedures

Unless the Company has unconditionally exercised its right to redeem all the Notes or all conditions to such redemption have been satisfied or waived, no later than the date that is 30 days after any Change of Control Triggering Event, the Company will mail a notice (the Change of Control Offer) to each Noteholder, with a copy to the Fiscal Agent:

(a)	stating that a Change of Control Triggering Event has occurred and that such Noteholder has the right to require the Company to purchase such Noteholder’s Notes at a purchase price in cash equal to the aggregate principal amount of such Notes plus accrued and unpaid interest to the date of purchase (subject to the right of the Noteholders of record on a record date to receive interest on the relevant interest payment date) (the Change of Control Payment);

(b)	stating the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the Change of Control Payment Date);

(c)	describing the circumstances and relevant facts regarding the transaction or transactions that constitute the Change of Control Triggering Event;

(d)	describing the procedures determined by the Company, consistent with this Agreement, that a Noteholder must follow in order to have its Notes repurchased; and

(e)	if such notice is mailed prior to the occurrence of a Change of Control Triggering Event, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control Triggering Event.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(i)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii)	deposit with the principal Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered;

(iii)	deliver or cause to be delivered to the Fiscal Agent the Notes properly accepted and an officer’s certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company in the Change of Control Offer;

(iv)	deliver, or cause to be delivered, to the principal Paying Agent the Global Notes in order to reflect thereon the portion of such Notes or portions thereof that have been tendered to and purchased by the Company; and

(v)	deliver, or cause to be delivered, to the Registrar for cancellation all Definitive Notes accepted for purchase by the Company.

22.3	Definitive Notes

If any Definitive Notes have been issued, the principal Paying Agent will promptly mail to each Noteholder of Definitive Notes properly tendered the Change of Control Payment for such Notes, and the Fiscal Agent will promptly authenticate and the Registrar will mail (or cause to be transferred by book entry) to each Noteholder of the Definitive Notes a new Note equal in principal amount to the unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount that is at least €50,000 and an integral multiple of €1,000 in excess thereof.

22.4	Notice to the Irish Stock Exchange

For so long as the Notes are listed on the Official List of the Irish Stock Exchange and the rules of such exchange so require, the Company will give notice with respect to the results of the Change of Control Offer to the Companies Announcement Office in Dublin.

22.5	Applicability

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control Triggering Event will be applicable whether or not any other provisions of this Agreement are applicable.

22.6	Compliance with the Exchange Act

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the United States Securities Exchange Act of 1934 and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Agreement, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of this Agreement by virtue of such compliance.

22.7	Change of Control Definitions

For the purposes of this clause, the defined terms not otherwise defined in any other clause of this Agreement have the following meaning:

(a)	Change of Control refers to (i) the acquisition by any person, or persons acting in concert or any person or persons acting on behalf of any such person(s), at any time, directly or indirectly, of more than 50% of the Company’s outstanding common stock, (ii) the approval by the Company’s shareholders who hold more than 50% of the Company’s outstanding common stock of a merger or consolidation with any other entity or (iii) the direct or indirect sale, lease, transfer, conveyance or other disposition of all or substantially all of the property or assets of the Company and its Subsidiaries taken as a whole to a person or group of persons.

(b)	Rating Agencies means Moody’s and S&P or, in the event Moody’s or S&P no longer assigns a rating to the Notes, any other Nationally Recognized Statistical Rating Organization that assigns a rating to the Notes in lieu of the ratings by Moody’s or S&P.

(c)	Rating Date means the date which is 90 days prior to the earlier of:

(i)	a Change of Control, and

(ii)	public notice of the occurrence of a Change of Control or of the intention of the Company to effect a Change of Control.

(d)	Rating Decline means the occurrence of the following on, or within 60 days after, the earlier of the date of public notice of the occurrence of a Change of Control or of the intention of the

Company to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies):

(i)	in the event the Notes are assigned an Investment Grade Rating by both Rating Agencies on the Rating Date, the rating of the Notes by one of the Rating Agencies shall be below an Investment Grade Rating; or

(ii)	in the event the Notes are rated below an Investment Grade Rating by at least one of the Rating Agencies on the Rating Date, the rating of the Notes by at least one of the Rating Agencies shall be decreased by one or more gradations (including gradations within rating categories as well as between rating categories).

(e)	Investment Grade Rating means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB – (or the equivalent) by S&P.

(f)	Moody’s means Moody’s Investors Service, Inc., or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

(g)	Nationally Recognized Statistical Rating Organization means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

(h)	S&P means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

23.	COUNTERPARTS

This Agreement may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, and each such counterpart, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

24.	GOVERNING LAW

This Agreement is to be delivered and performed in, and shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York.

25.	SUBMISSION TO NEW YORK JURISDICTION

The Agents and the Company hereby irrevocably submit to the nonexclusive jurisdiction of any New York State or United States Federal court sitting in New York City over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. The Agents and the Company irrevocably waive, to the fullest extent permitted by law, any objection which they may have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. As long as any of the Notes remain outstanding, the Company and the Agents will at all times have an authorized agent in New York City, upon whom process may be served in any suit, action or proceeding arising out of or relating to this Agreement or any Notes. Service of process upon such agent and written notice of such service mailed or delivered to the Company shall to the extent permitted by law be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding. The Company hereby appoints CT Corporation System, 111 Eighth Avenue, New York,

New York 10011 as its agent for such purpose, and covenants and agrees that (a) service of process in any such suit, action or proceeding may be made upon it at the specified office of such agent (or such other address or at the office of any other authorized agent which the Company may designate by written notice to the Agents) and (b) prior to any termination of such agency for any reason, it will so appoint a successor thereto as agent hereunder. The Agents hereby appoint Citibank, N.A., New York Branch, Agency & Trust, 14th Floor, 388 Greenwich Street, New York, New York 10013 as its agent for such purpose, and covenant and agree that (i) service of process in any such suit, action or proceeding may be made upon it at the specified office of such agent (or such other address or at the office of any other authorized agent which the Agents may designate by written notice to the Company) and (ii) prior to any termination of such agency for any reason, it will so appoint a successor thereto as agent hereunder.

26.	MODIFICATION OF AGREEMENT AND NOTES

This Agreement or the terms and conditions of the Notes may be amended by the Company and the Fiscal Agent, without the consent of the Noteholders, for the purposes of curing any ambiguity, or of curing, correcting or supplementing any defective provisions contained therein or for any other purpose which the Company and the Fiscal Agent may deem necessary or desirable and which will not be inconsistent with the Notes and which will not adversely affect the interests of the Noteholders, in the sole opinion of the Company.

IN WITNESS whereof, the parties hereto have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, all as of the day and year first above written.

SCHEDULE 1

FORM OF NOTE

[Include if this is a Global Note: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK SA/NV (EUROCLEAR), OR CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (CLEARSTREAM), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF ITS AUTHORIZED NOMINEE OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM (AND ANY PAYMENT IS MADE TO ITS AUTHORIZED NOMINEE, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, ITS AUTHORIZED NOMINEE, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF EUROCLEAR OR CLEARSTREAM OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE FISCAL AND PAYING AGENCY AGREEMENT REFERRED TO ON THE REVERSE HEREOF.]

UNTIL 40 DAYS AFTER THE LATER OF THE DAY ON WHICH THE NOTES ARE FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN REGULATION S) AND THE DATE OF THE CLOSING OF THE OFFERING OF THE NOTES, AN OFFER OR SALE OF THE NOTES WITHIN THE UNITED STATES (AS DEFINED IN THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE U.S. SECURITIES ACT) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OR OTHER SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.

THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION PURSUANT TO REGULATION S UNDER THE U.S. SECURITIES ACT (REGULATION S), (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES THAT IT WILL NOT PRIOR TO (X) THE DATE WHICH IS 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF (OR OF ANY PREDECESSOR OF THIS NOTE) OR THE LAST DAY ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WERE THE OWNERS OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE) AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW (THE RESALE RESTRICTION TERMINATION DATE), OFFER, SELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S OR (D) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE

REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND; PROVIDED THAT THE COMPANY, THE FISCAL AGENT, THE REGISTRAR AND THE TRANSFER AGENT SHALL HAVE THE RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO SUBCLAUSE (C) PRIOR TO THE END OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD WITHIN THE MEANING OF REGULATION S OR PURSUANT TO SUBCLAUSE (D) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THAT AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION SATISFACTORY TO THE COMPANY, THE FISCAL AGENT, THE REGISTRAR AND THE TRANSFER AGENT IS COMPLETED AND DELIVERED BY THE TRANSFEROR. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. AS USED HEREIN, THE TERMS OFFSHORE TRANSACTION, UNITED STATES AND U.S. PERSON HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S.

THIS NOTE MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (I) AS PART OF THEIR DISTRIBUTION AT ANY TIME OR (II) OTHERWISE UNTIL 40 DAYS AFTER THE LATER OF THE DATE OF THE COMMENCEMENT OF THE OFFERING AND THE DATE OF ORIGINAL ISSUANCE, EXCEPT IN EITHER CASE IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

[Include if this is a Definitive Note: IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.]

MANPOWER INC.

[GLOBAL NOTE]

4.75% NOTES DUE JUNE 14, 2013

Common Code No. [•]

ISIN No. [•]

[•]

No.[•]

MANPOWER INC., a Corporation organized under the laws of the State of Wisconsin (the Company), for value received, hereby promises to pay to [Citivic Nominees Limited], or its registered assigns, the principal sum of €[•] on [June 14, 2013].

Interest Payment Date:	[June 14].

Record Date:	[•].

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: June 14

MANPOWER INC.,

by

Authorized Officer

ATTEST:

Secretary

[Seal]

CERTIFICATE OF AUTHENTICATION

This is [a Definitive Note][the Global Note] described in the within-mentioned Fiscal and Paying Agency Agreement.

CITIBANK, N.A.
as Fiscal Agent,

by

Authorized Officer

TERMS AND CONDITIONS OF THE NOTES

1.	GENERAL

1.1	This Note is one of a duly authorized issue of debt securities of the Company, designated as its 4.75% Notes due June 14, 2013 limited to the aggregate principal amount of €200,000,000 (except as otherwise provided below) and issued or to be issued pursuant to a Fiscal and Paying Agency Agreement (the Fiscal and Paying Agency Agreement) dated as of June 14, 2006 between the Company and Citibank, N.A., as fiscal and principal paying agent (the Fiscal Agent, which term shall include its successors and assigns as such Fiscal Agent), which also acts as registrar and transfer agent, and Citibank International plc as additional paying agent (the Irish Paying Agent and together with the Fiscal Agent the Paying Agents). The holders of the Notes (the Noteholders) will be entitled to the benefits of, be bound by, and be deemed to have notice of, all of the provisions of the Fiscal and Paying Agency Agreement. A copy of the Fiscal and Paying Agency Agreement is on file and may be inspected at the offices of the Paying Agents referred to below. Unless otherwise stated, terms used but not defined herein shall have the meaning assigned to them in the Fiscal and Paying Agency Agreement.

1.2	The Notes are direct unsecured obligations of the Company and rank pari passu with all other unsecured and unsubordinated indebtedness of the Company.

1.3	THE NOTES ARE NOT DEPOSITS INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

2.	DENOMINATIONS; TRANSFER; EXCHANGE

2.1	The Notes are in registered form without interest coupons in minimum denominations of €50,000 principal amount and integral multiples of €1,000 in excess thereof. A Noteholder may transfer or exchange the Notes in accordance with the Fiscal and Paying Agency Agreement. In connection with any such transfer or exchange, the Fiscal and Paying Agency Agreement will require the transferring or exchanging Noteholder to, among other things, furnish appropriate endorsements and transfer documents, furnish information regarding the account of the transferee at Euroclear or Clearstream, where appropriate, furnish certain certificates and opinions, and pay any taxes, duties and governmental charges in connection with such transfer or exchange. Any such transfer or exchange will be made without charge to the Noteholder, other than any taxes, duties and governmental charges payable in connection with such transfer.

2.2	Notwithstanding the foregoing, the Company is not required to register the transfer or exchange of any Notes: (a) for a period of 15 calendar days prior to any date fixed for the redemption of the Notes; (b) for a period of 15 calendar days prior to the record date with respect to any interest payment date; or (c) which the Noteholder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Triggering Event.

3.	PERSONS DEEMED OWNERS

The registered Noteholder of this Note will be treated as the owner of it for all purposes.

4.	METHOD OF PAYMENT

Noteholders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in Euros or such other lawful currency of the participating Member States in the Third Stage of European Economic and Monetary Union of the Treaty Establishing the European Community that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by the Global Note (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by Euroclear or Clearstream. The Company will make all payments in respect of a Definitive Note (including principal, premium and interest) by mailing a check to the registered address of each Noteholder thereof; provided, however, that payments on a Definitive Note will be made by wire transfer if such Noteholder elects payment by wire transfer by giving written notice to the Fiscal Agent or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Fiscal Agent may accept in its discretion).

5.	PAYING AGENT, TRANSFER AGENT AND REGISTRAR

5.1	Initially, Citibank, N.A. will act as principal Paying Agent, Transfer Agent and Registrar. The Company may appoint and change any Paying Agent, Transfer Agent or Registrar without notice. The Company or any of its Subsidiaries may act as Paying Agent (other than with respect to Global Notes) or Registrar.

5.2	So long as the Notes are listed on the Official List of, or admitted to trading on, the Irish Stock Exchange and the rules thereof so require, the Company shall maintain, at all times that payments are required to be made in respect of the Notes, a paying agent in Dublin, Ireland. Initially, Citibank International plc will act as Irish Paying Agent.

6.	UNCLAIMED MONEY

If money for the payment of principal or interest remains unclaimed for two years, the Fiscal Agent or Paying Agents shall pay the money back to the Company at its written request unless an applicable abandoned property law designates another person. After any such payment, Noteholders entitled to the money must look to the Company for payment as general creditors and the Fiscal Agent and the Paying Agents shall have no further liability with respect to such moneys.

7.	INTEREST

The Notes will bear interest from June 14, 2006 (the Issue Date) until maturity, unless previously redeemed. Interest on the Notes will be payable annually in arrears on June 14 each year, commencing June 14, 2007. Whenever it is necessary to compute any amount of interest in respect of the Notes for a period of less than a full year, such interest shall be calculated on the basis of the actual number of days elapsed divided by 365 (or, if any of those days elapsed fall in a leap year, the sum of (a) the number of those days falling in a leap year divided by 366 and (b) the number of those days falling in a non-leap year divided by 365).

8.	ADDITIONAL AMOUNTS

8.1

All payments of principal and interest on the Notes will be made without deduction or withholding for or on account of any present or future tax, assessment or other governmental charge, of whatever nature, imposed or levied by or within the United States or by or within any political subdivision or taxing authority thereof or therein, except as required by law. The Company will, subject to the exceptions and limitations set forth below, pay as additional interest (Additional Amounts) to the Noteholder of any Note who is a United States Alien (as defined below) such amounts as may be necessary so that every net payment by the Company or any of its Paying Agents on such Note, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon such Noteholder or as a result of such payment by or within the United States (as defined below) (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided for in such Note to be then due and payable. However, the Company will not be required to make any payment of Additional Amounts for or on account of:

(a)	any tax, assessment or other governmental charge that would not have been so imposed but for (i) the existence of any present or former connection between such Noteholder (or between a fiduciary, settlor or, beneficiary of, or a person holding a power over, such Noteholder, if such Noteholder is an estate or a trust, or a member or shareholder of such Noteholder, if such Noteholder is a partnership or a corporation) and the United States, including, without limitation, such Noteholder (or such fiduciary, settlor, beneficiary of, person holding a power, member or shareholder), being or having been a citizen or resident or treated as a resident thereof, or being or having been engaged in a trade or business within the United States or present therein or having, or having had, a permanent establishment therein, or (ii) the presentation by or on behalf of the Noteholder of a Note for payment more than 15 days after the date on which such payment became due and payable or on which payment thereof was duly provided for, whichever occurs later;

(b)	any estate, inheritance, gift, sales, transfer, personal property or any similar tax, assessment or other governmental charge;

(c)	any tax, assessment or other governmental charge that would not have been imposed but for such Noteholder’s past or present status as a personal holding company, foreign personal holding company, controlled foreign corporation, passive foreign investment company or foreign private foundation or other tax exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid United States Federal income tax;

(d)	any tax, assessment or other governmental charge that is payable otherwise than by deduction or by withholding from a payment on a Note;

(e)	any tax, assessment or other governmental charge required to be deducted or withheld by any Paying Agent from any payments on a Note if such payment can be made without such deduction or withholding by any other Paying Agent;

(f)	any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with any applicable certification, information, documentation or other reporting requirement concerning the nationality, residence, identity or connection with the United States of the Noteholder or beneficial owner of a Note if, without regard to any tax treaty, such compliance is required by statute or regulation of the United States as a precondition to relief or exemption from such tax, assessment or other governmental charge; or

(g)	any tax, assessment or other governmental charge imposed by reason of the Noteholder (i) owning or having owned, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or (ii) being a controlled foreign corporation with respect to the United States that is related to the Company by actual or constructive stock ownership, nor shall such Additional Amounts be paid with respect to any payment on a Note to a Noteholder that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Noteholder of such Note.

8.2	The term United States means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. The term United States Alien means any person who, for United States Federal income tax purposes is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States Federal income tax purposes, a foreign corporation, a non-resident alien individual, or a non-resident alien fiduciary of a foreign estate or trust.

9.	REDEMPTION

9.1	The Notes will mature at par on June 14, 2013. Except as provided below and in the Fiscal and Paying Agency Agreement, the Notes may not be redeemed prior to maturity.

9.2	The Notes will be redeemable, in whole but not in part, at the Company’s option, at any time at a redemption price equal to the greater of (a) 100% of the principal amount of such Notes or (b) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on an annual basis (based on the actual number of days elapsed divided by 365 (or, if any of those days elapsed fall in a leap year, the sum of (i) the number of those days falling in a leap year divided by 366 and (ii) the number of those days falling in a non-leap year divided by 365)) at the Reference Dealer Rate (as defined below), plus 0.15%, plus in each case, accrued interest thereon to the date of redemption.

Business day means, in relation to any place, a day on which commercial banks and foreign exchange markets settle payments in that place.

Quotation Agent means the Reference Dealer (as defined below).

Reference Dealer means Citigroup Global Markets Limited, Goldman Sachs International and J.P. Morgan Securities Ltd. or their respective successors.

Reference Dealer Rate means, with respect to the Reference Dealers and any redemption date, the average of the three quotations of the average midmarket annual yield to maturity of the Bundesrepublik Deutschland 4.5% due January 2013 or, if that security is no longer outstanding, a similar security in the reasonable judgment of each Reference Dealer, at 11.00 a.m. (London time) on the third business day in London preceding such redemption date quoted in writing to the Fiscal Agent by the Reference Dealers.

9.3	Notice of any redemption will be given to the Noteholders at least 30 days but not more than 60 days before the redemption date.

9.4	Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes called for redemption.

9.5	If, in the written opinion of independent counsel chosen by the Company, there is a substantial probability that the Company has or will become obligated to pay additional interest on the Notes as described under Additional Amounts above, as a result of any of the following events occurring on or after June 14, 2006:

(a)	any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or any change in official position regarding the application or interpretation of such laws, regulations or rulings,

(b)	any action taken by a taxing authority of the United States or any political subdivision thereof or therein affecting taxation, which action is generally applied or is taken with respect to the Company,

(c)	a decision rendered by a court of competent jurisdiction in the United States or any political subdivision thereof or therein, whether or not such decision was rendered with respect to the Company,

(d)	a private letter ruling or technical advice memorandum issued by the National Office of the United States Internal Revenue Service on substantially the same facts as those affecting the Company, or

(e)	any change, amendment, application, interpretation or execution of the laws of the United States (or any regulations or rulings promulgated thereunder) shall have been officially proposed, and the Company determines that such obligation cannot be avoided by the use of reasonable measures then available to the Company, and the Company determines that such obligation cannot be avoided by the use of reasonable measures then available to the Company, then the Company may, at its option, upon not less than 30 nor more than 60 days’ prior notice to the Noteholders for the time being of the Notes redeem the Notes in whole, but not in part, as a redemption price equal to 100% of the principal amount thereof plus accrued interest, if any, to the date fixed for redemption, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such additional interest were a payment in respect of the Notes due on such date and, at the time such notification of redemption is given, such obligation to pay such additional interest remains in effect. Prior to the publication of any notice of redemption pursuant to this paragraph, the Company shall deliver to the Fiscal Agent (i) a certificate stating that the Company is entitled to effect such redemption and that the conditions precedent to the right of the Company to so redeem have occurred and (ii) an opinion of independent counsel chosen by the Company to the effect that there is a substantial probability that the Company has or will become obligated to pay additional interest on the Notes.

9.6	Notice of redemption of the Notes shall be given not less than 30 nor more than 60 days prior to the date fixed for redemption, all as provided in the Fiscal and Paying Agency Agreement. Notice having been given, the Notes shall (except as otherwise provided in Clause 9.5 above) become due and payable on the date fixed for redemption and (upon presentation and surrender thereof) will be paid at the redemption price, together with Additional Amounts, if any, and accrued interest to the date fixed for redemption at the place or places of payment and in the manner specified herein.

9.7	The Company may at any time purchase Notes in the open market or otherwise at any price. Any purchase by tender offer shall be made available to all Noteholders alike. The Notes so purchased, while held by or on behalf of the Company, shall not entitle the Noteholder to vote at any meetings of the Noteholders and shall not be deemed to be outstanding for the purposes of calculating quorums at meetings of the Noteholders or for the purposes of the provisions of Clause 14 below.

9.8	All Notes redeemed or purchased by the Company (other than any Notes purchased in the ordinary course of business of dealing in securities) will be canceled and may not be re-issued or resold.

10.	EVENTS OF DEFAULT

10.1	The occurrence of any of the following events shall constitute an event of default (herein referred to as an Event of Default) hereunder with respect to the Notes:

(a)	default in the due and punctual payment of the principal of any Note as and when the same shall become due and payable; or

(b)	default in the payment of any interest or any Additional Amounts as and when the same shall become due and payable, which continues for a period of 30 days; or

(c)	default on the part of the Company in the performance or observation of any other term, covenant or agreement on its part in the Notes or in the Fiscal and Paying Agency Agreement, which continues for a period of 30 days after the date on which written notice, by registered or certified mail, of such failure requiring the Company to remedy the same shall have been received by the Company from the Noteholders of at least 25% in aggregate principal amount of the Notes then outstanding, specifying such failure and requiring the same to be remedied and stating that such is a “notice of default” hereunder; or

(d)	the Company fails to fulfill within 30 days from its due date, as extended by any applicable grace or cure period, any payment obligation under any existing Debt (as defined in Clause 11 below) except if the aggregate amount of all such Debt would not exceed 10% of Consolidated Net Assets (as defined in Clause 11 below) of the Company; or

(e)	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator or receiver or liquidator in any insolvency proceedings, readjustment of debt, marshaling of assets and liabilities or similar proceedings of the Company or of all or substantially all of its property, or for the winding-up or liquidation of its affairs, shall have been entered, and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

(f)	the Company shall have consented to the appointment of a conservator or receiver or liquidator, in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of the Company or of all or substantially all of its property; or

(g)	the Company shall have filed a petition to take advantage of any applicable insolvency or reorganization statute or voluntarily generally suspended payment of its obligations; or

(h)	failure to provide a notice to Noteholders in the event of a Change in Control Triggering Event or failure to make the Change of Control Payment.

10.2

In case one or more of the Events of Default specified above shall have occurred and be continuing with respect to the Notes, any Noteholder, by written notice to the Company and the Fiscal Agent, may identify the applicable Event or Events of Default, declare the principal of its Note or Notes, together with accrued interest and additional amounts, if any, to be due and payable immediately, whereupon such amounts shall become due and payable immediately, unless prior to the receipt of such notice by the Company all such Events of Default have been cured. In case a Noteholder shall have proceeded to enforce any right as set forth herein and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to such Noteholder, then and in every such case the Company and such Noteholder shall be restored to their respective several positions and rights hereunder, and all rights, remedies and powers of the Company and such Noteholder shall continue as though no such proceeding had been taken. Upon any such declaration being made, interest shall continue to accrue on the Note or Notes affected by such declaration until the Notes shall be paid in full or until the seventh day after the date upon which notice is duly given to the applicable Noteholders in accordance with the provisions of Clause 17 below that the principal amount of such Notes together with accrued interest and additional amounts thereon have been duly paid in full to the Fiscal Agent (provided that sufficient funds have actually been received and are available for such purpose), whichever is earlier.

10.3	The Noteholder of this Note shall be entitled to file such proof of claim, amendment of proof of claim, claim, petition or other document as may be necessary or advisable in order to have the claims of such Noteholder allowed in any insolvency proceedings, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities, liquidation, winding-up or other similar proceedings of the Company as a whole or affecting its property.

11.	COVENANTS OF THE COMPANY

11.1	Except as permitted under the Five-Year Credit Agreement dated as of 8 October 2004 among the Company, as Borrower, and the initial lenders therein and Citibank N.A. as Administrative Agent, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part, on an unsecured basis, from time to time, the Company will not pledge, mortgage, encumber or otherwise grant, or permit any of its Subsidiaries to pledge, mortgage, encumber or otherwise grant, a security interest in any properties or assets owned by the Company or any of its Subsidiaries to secure Debt without securing the Notes equally and ratably with all Debt secured by such security interest, unless, after giving effect thereto, the aggregate amount of all such other Debt would not exceed 10% of Consolidated Net Assets of the Company (Excluded Debt). The term Debt means indebtedness for money borrowed or evidenced by bonds, notes, debentures or other debt securities and which is reflected as a liability on the consolidated balance sheet, at the date of issuance, of the Company and its Subsidiaries in accordance with generally accepted accounting principles as in effect in the United States on the date hereof. The term Consolidated Net Assets means the total assets appearing on the most recently prepared consolidated balance sheet of the Company and its Subsidiaries as at the end of the fiscal quarter of the Company, prepared in accordance with generally accepted accounting principles in the United States, less all current liabilities (due within one year) as shown on such balance sheet.

11.2	Sale and leaseback transactions by the Company or any Subsidiary of any Principal Property (as defined below) (except for temporary leases for a term of not more than three years and except for leases between the Company and a Subsidiary or between Subsidiaries) are prohibited unless (a) the Company or such Subsidiary would be entitled to issue, assume or guarantee Debt secured by the property involved at least equal in amount to the Attributable Debt (as defined below) in respect of such transaction without equally and ratably securing the Notes (provided that such Attributable Debt shall thereupon be deemed to be Debt subject to the provisions of the preceding paragraph) or (b) an amount in cash equal to such Attributable Debt is applied to the retirement (other than any mandatory retirement) of long-term non-subordinated Debt of the Company or long-term Debt of a Subsidiary. Attributable Debt means the present value (discounted at an appropriate rate) of the obligation of a lessee for rental payments during the remaining term of any lease.

11.3

The term Subsidiary means any corporation, association, or other business entity which is consolidated in the Company’s accounts and any corporation, association, or other business entity of which at least a majority of the outstanding stock or ownership units having voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees or equivalents thereof of said corporation, association, or other business entity shall at the time be owned by the Company or by the Company and one or more Subsidiaries or by one or more Subsidiaries. The term Principal Property means any office or facility which is owned by the Company or any Subsidiary, unless the Board of Directors of the Company (or any duly authorized committee thereof) by resolution declares that such office or facility, together with all other office and facilities previously so declared, is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety.

12.	CHANGE OF CONTROL

Upon the occurrence of a Change of Control Triggering Event, the Company will offer to repurchase all outstanding Notes at a purchase price in cash equal the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest on the Notes repurchased to the date of purchase (subject to the right of the Noteholders of record on the relevant record date to receive interest due on the relevant interest payment date) as provided in, and subject to the terms of, the Fiscal and Paying Agency Agreement.

13.	REPLACEMENT, EXCHANGE AND TRANSFER OF NOTES

In case any Note shall become mutilated, defaced or be apparently destroyed, lost or stolen, the Company in its discretion may execute, and, upon the written request of the Company, the Fiscal Agent shall authenticate and deliver, all at the expense of the Noteholder, a new Note bearing a number not contemporaneously outstanding, in exchange and substitution for the mutilated or defaced Note (and upon surrender thereof, or in lieu of and in substitution for the apparently destroyed, lost or stolen Note). In every case the applicant for a substitute Note shall furnish to the Company and to the Fiscal Agent such security or indemnity as may be required by them to indemnify and defend and to hold each of them and any agent of the Company or the Fiscal Agent harmless and, in every case of destruction, loss or theft evidence to their satisfaction of the apparent destruction, loss or theft of such Note and of the ownership thereof. Upon the issuance of any substitute Note, the Company may require the payment of a sum sufficient to cover any tax or other governmental or insurance charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Fiscal Agent) connected therewith. Mutilated or defaced Notes must be surrendered before a replacement will be issued.

14.	MODIFICATIONS AND AMENDMENTS; WAIVER

14.1	The Fiscal and Paying Agency Agreement or the terms and conditions of the Notes may be amended by the Company and the Fiscal Agent, without the consent of the Noteholder of any Note, for the purposes of curing any ambiguity, or of curing, correcting or supplementing any defective provisions contained therein or herein or for any other purpose which the Company and the Fiscal Agent may deem necessary or desirable and which will not be inconsistent with the Notes and which will not adversely affect the interests of the Noteholders, in the sole opinion of the Company.

14.2	The terms of Schedule 2 of the Fiscal and Paying Agency Agreement for meetings or actions of Noteholders, including the modification of any provisions of the Notes, are incorporated herein.

14.3	No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the places, at the respective times, at the rate and in the coin or currency herein prescribed, subject only to the provisions for the modifications set forth in Schedule 2 of the Fiscal and Paying Agency Agreement.

15.	NON-BUSINESS DAY

If the date for payment on any Note is not a business day, then the Noteholder thereof shall not be entitled to payment of the amount due until the next following business day nor to any further interest or other payment in respect of such delay. For these purposes, business day means, in respect of any place of presentation, any day on which banks are open for presentation and payment of bearer debt securities and for dealings in foreign currencies in such place of presentation and, in the case of payment by transfer to a euro account, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is operating.

16.	FISCAL AGENT

In acting under the Fiscal and Paying Agency Agreement and in connection with the Notes, the Fiscal Agent is acting solely as agent of the Company and does not assume any obligation towards or relationship of agency or trust for or with the Noteholders, except that any funds held by the Fiscal Agent for payment of principal of or interest on, or Additional Amounts with respect to, any Note shall be held in trust by it and applied as set forth herein, but need not be segregated from other funds held by it, except as required by law. For a description of the duties and the immunities and rights of the Fiscal Agent under the Fiscal and Paying Agency Agreement, reference is made to the Fiscal and Paying Agency Agreement, and the obligations of the Fiscal Agent to the Noteholders of the Notes are subject to such immunities and rights.

17.	NOTICES

17.1	While any Notes are represented by one or more Global Notes, all notices to Noteholders shall be delivered to Euroclear and Clearstream, as applicable, for communication to entitled account Noteholders. So long as the Notes are listed on the Official List of the Irish Stock Exchange and its rules so require, all notices to Noteholders will also be published by the Company by delivery to the Companies Announcement Office in Dublin. If publication as provided above is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the Company may approve. In the case of Definitive Notes, notices will be mailed to Noteholders by first-class mail or other equivalent means at their respective addresses as they appear on the records of the Registrar.

17.2	If and so long as the Notes are listed on any other securities exchange, notices will also be given in accordance with any applicable requirements of such securities exchange.

17.3	Notices given by publication will be deemed given on the first date on which publication is made. Notices delivered to Euroclear and Clearstream will be deemed given on the date when delivered. Notices given by first-class mail or other equivalent means will be deemed given seven days after mailing whether or not the addressee receives any such notice. Failure to mail a notice or communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders.

18.	FURTHER ISSUES OF NOTES

The Company may from time to time without the consent of the Noteholders create and issue further securities having the same terms and conditions as the Notes in all respects (or in all respects except for the first payment or interest thereon) and so that such further issue shall be consolidated and form a single series with the outstanding securities of any series (including the Notes) or upon such terms as the Company may determine at the time of their issue. References herein to the Notes include (unless the context otherwise requires) any other securities issued pursuant to this clause and forming a single series with the Notes.

19.	GOVERNING LAW

The Notes shall be construed in accordance with and governed by the laws of the State of New York, United States of America.

20.	AUTHENTICATION

No Note attached thereto shall become valid or obligatory until the certificate of authentication thereon shall have been duly signed by the Fiscal Agent acting under the Fiscal and Paying Agency Agreement.

21.	WARRANTY OF THE COMPANY

Subject to Clause 20, the Company hereby certifies and warrants that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of the Notes and to constitute the same legal, valid and binding obligations of the Company enforceable in accordance with their terms, have been done and performed and have happened in compliance with all applicable laws.

22.	ISINS AND COMMON CODES

The Company has caused ISINs and Common Codes to be printed on the Notes and has directed the Fiscal Agent to use ISINs and Common Codes in notices of redemption as a convenience to Noteholders. No representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or repurchase, and reliance may be placed only on the other identification numbers printed on the Notes. The Company shall promptly notify the Fiscal Agent of any change in the ISINs or Common Codes.

23.	DESCRIPTIVE HEADINGS

The descriptive headings appearing in these Terms and Conditions are for convenience of reference only and shall not alter, limit or define the provisions hereof.

FISCAL AGENT, REGISTRAR, TRANSFER AGENT AND

PRINCIPAL PAYING AGENT

Citibank, N.A.

21st Floor, Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

England

IRISH PAYING AGENT

Citibank International plc

1 North Wall Quay

Dublin 1

Ireland

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint [            ] agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR REGISTRATION OF NOTES

This certificate relates to €              principal amount of Notes held in (check applicable space)              book-entry or              definitive form by the undersigned.

The undersigned (check one box below):

☐	has requested the Fiscal Agent by written order to deliver in exchange for its beneficial interest in the Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above); or

☐	has requested the Fiscal Agent by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the date which is 40 days after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any affiliate of the Company or such later date as may be required by applicable law, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

1.	☐	to the Company; or

2.	☐	to the Registrar for registration in the name of the Holder, without transfer; or

3.	☐	pursuant to an effective registration statement under the Securities Act of 1933; or

4.	☐	pursuant to offers and sales to non-U.S. person that occur outside the United States within the meaning of Regulation S under the Securities Act of 1933; or

5.	☐	pursuant to another exemption from registration under the Securities Act of 1933.

Unless one of the boxes is checked, the Fiscal Agent and the Registrar will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Noteholder thereof; provided, however, that if box (4) or (5) is checked, the Fiscal Agent may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Fiscal Agent, Registrar or Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Your Signature

Signature Guarantee:

Date:
Signature of Signature Guarantee

SCHEDULE 2

PROVISIONS FOR MEETINGS OF THE NOTEHOLDERS

PROVISIONS FOR MEETINGS OF THE NOTEHOLDERS

1.	DEFINITIONS

In this Agreement and terms and conditions of the Notes, the following expressions have the following meanings:

Block Voting Instruction means, in relation to any Meeting, a document in the English language issued by the Registrar:

(a)	certifying (i) that certain specified Notes (the Blocked Notes) have been blocked in an account with a clearing system and will not be released until the conclusion of the Meeting and that the holder of each Blocked Note or a duly authorized person on its behalf has instructed the Registrar that the votes attributable to such Blocked Note are to be cast in a particular way on each resolution to be put to the Meeting; and/or (ii) that each registered holder of certain specified Notes (Relevant Notes) has instructed the Registrar that the votes attributable to each Relevant Note held by it are to be cast in a particular way on each resolution to be put to the Meeting and, in each case, that, during the period of 48 hours before the time fixed for the Meeting, such instructions may not be amended or revoked;

(b)	listing the total principal amount of the Blocked Notes and the Relevant Notes, distinguishing for each resolution between those in respect of which instructions have been given to vote for, or against, the resolution; and

(c)	authorizing a named individual or individuals to vote in respect of the Blocked Notes and the Relevant Notes in accordance with such instructions;

Chairman means, in relation to any Meeting, the individual who takes the chair in accordance with Clause 8 hereof;

Extraordinary Resolution means a resolution passed at a Meeting duly convened and held in accordance with these provisions by a majority of not less than three quarters of the votes cast;

Form of Proxy means, in relation to any Meeting, a document in the English language available from the Registrar signed by a Noteholder or, in the case of a corporation, executed under its seal or signed on its behalf by a duly authorized officer and delivered to the Registrar no later than 48 hours before the time fixed for such meeting, appointing a named individual or individuals to vote in respect of the Notes held by such Noteholder.

Meeting means a meeting of Noteholders (whether originally convened or resumed following an adjournment);

Proxy means, in relation to any Meeting, a person appointed to vote under a Block Voting Instruction or a Form of Proxy other than:

(a)	any such person whose appointment has been revoked and in relation to whom the Registrar has been notified in writing of such revocation by the time which is 48 hours before the time fixed for such Meeting; and

(b)	any such person appointed to vote at a Meeting which has been adjourned for want of a quorum and who has not been re-appointed to vote at the Meeting when it is resumed;

Relevant Fraction means:

(a)	for all business other than voting on an Extraordinary Resolution, one tenth;

(b)	for voting on any Extraordinary Resolution other than one relating to a Reserved Matter, one vote more than half; and

(c)	for voting on any Extraordinary Resolution relating to a Reserved Matter, three quarters;

provided, however, that, in the case of a Meeting which has resumed after adjournment for want of a quorum it means:

(i)	for all business other than voting on an Extraordinary Resolution relating to a Reserved Matter, the fraction of the aggregate principal amount of the outstanding Notes represented or held by the Voters actually present at the Meeting; and

(ii)	for voting on any Extraordinary Resolution relating to a Reserved Matter, one quarter;

Reserved Matter means any proposal:

(a)	to change any date fixed for payment of principal or interest in respect of the Notes, to reduce the amount of principal or interest payable on any date in respect of the Notes or to alter the method of calculating the amount of any payment in respect of the Notes on redemption or maturity or the date for any such payment;

(b)	to effect the exchange or substitution of the Notes for, or the conversion of the Notes into, shares, bonds or other obligations or securities of the Company or any other person or body corporate formed or to be formed, including, without limitation, pursuant to a Change of Control;

(c)	to change the currency in which amounts due in respect of the Notes are payable;

(d)	to change the quorum required at any Meeting or the majority required to pass an Extraordinary Resolution; or

(e)	to amend this definition;

Voter means, in relation to any Meeting (a) a Proxy or (b) (subject to Clause 5 (Record Date) below) a Noteholder; provided, however, that, (subject to Clause 5 (Record Date) below) any Noteholder which has appointed a Proxy under a Block Voting Instruction or Form of Proxy shall not be a “Voter” except to the extent that such appointment has been revoked and the Registrar notified in writing of such revocation at least 48 hours before the time fixed for such Meeting;

Written Resolution means a resolution in writing signed by or on behalf of all holders of Notes who for the time being are entitled to receive notice of a Meeting in accordance with the provisions of this Schedule, whether contained in one document or several documents in the same form, each signed by or on behalf of one or more such holders of the Notes;

24 hours means a period of 24 hours including all or part of a day upon which banks are open for business in both the places where the relevant Meeting is to be held and in each of the places where each Paying Agent has its office as specified in Clause 18 of the Fiscal and Paying Agency Agreement (disregarding for this purpose the day upon which such Meeting is to be held) and such period shall be extended by one period or, to the extent necessary, more periods of 24 hours until there is included as aforesaid all or part of a day upon which banks are open for business as aforesaid; and

48 hours means two consecutive periods of 24 hours.

2.	ISSUE OF VOTING CERTIFICATES AND BLOCK VOTING INSTRUCTIONS

The holder of an interest in a Note may require the Registrar to issue a Block Voting Instruction by arranging (to the satisfaction of the Registrar) for such Note to be blocked in an account with a clearing system not later than 48 hours before the time fixed for the relevant Meeting. The registered holder of a Note may require the Registrar to issue a Block Voting Instruction by delivering to the Registrar written instructions not later than 48 hours before the time fixed for the relevant meeting. Any registered holder of a Note may obtain an uncompleted and unexecuted Form of Proxy from the Registrar. A Block Voting Instruction shall be valid until the release of Blocked Notes to which it relates. A Form of Proxy and a Block Voting Instruction cannot be outstanding simultaneously in respect of the same Note.

3.	REFERENCES TO BLOCKING/RELEASE OF NOTES

Where Notes are represented by Global Note Certificates and/or are held within a clearing system, references to the blocking, or release, of Notes shall be construed in accordance with the usual practices (including blocking the relevant account) of such clearing system.

4.	VALIDITY OF BLOCK VOTING INSTRUCTIONS AND FORMS OF PROXY

Block Voting Instructions and Forms of Proxy shall be valid only if they are deposited at the office of the Registrar as specified in Clause 18 of the Fiscal and Paying Agency Agreement, or at some other place approved by the Registrar, at least 24 hours before the time fixed for the relevant Meeting or the Chairman decides otherwise before the Meeting proceeds to business. If the Registrar requires, a notarized copy of each Block Voting Instruction and Form of Proxy and satisfactory proof of the identity of each Proxy named therein shall be produced at the Meeting. The Registrar shall not be obliged to investigate the validity of any Block Voting Instruction or Form of Proxy or the authority of any Proxy.

5.	RECORD DATE

The Company may fix a record date for the purposes of any Meeting or any resumption thereof following its adjournment for want of a quorum; provided that such record date is not more than 30 days prior to the time fixed for such Meeting or (as the case may be) its resumption. The person in whose name a Note is registered in the Register on the record date at close of business in the city in which the Registrar has its office, as specified in Clause 18 of the Fiscal and Paying Agency Agreement, shall be deemed to be the holder of such Note for the purpose of such Meeting and notwithstanding any subsequent transfer of such Note or entries in the Register.

6.	CONVENING OF MEETING

The Company may convene a Meeting at any time, and shall be obliged to do so upon the request in writing of Noteholders holding not less than one tenth of the aggregate principal amount of the outstanding Notes.

7.	NOTICE

At least 21 days’ notice (exclusive of the day on which the notice is given and of the day on which the relevant Meeting is to be held) specifying the date, time and place of the Meeting shall be given to the Noteholders and the Registrar (with a copy to the Company). The notice shall set out the full text of any resolutions to be proposed and shall state that the Notes may be blocked in clearing systems for the purposes of appointing Proxies under Block Voting Instructions until 48 hours before the time fixed for the Meeting and that Noteholders may also appoint Proxies either under a Block Voting Instruction by delivering written instructions to the Registrar or by executing and delivering a Form of Proxy to the office of the Registrar, as specified in Clause 18 of the Fiscal and Paying Agency Agreement, in either case until 48 hours before the time fixed for the Meeting.

8.	CHAIRMAN

An individual (who may, but need not, be a Noteholder) nominated in writing by the Company may take the chair at any Meeting but, if no such nomination is made or if the individual nominated is not present within 15 minutes after the time fixed for the Meeting, those present shall elect one of themselves to take the chair failing which, the Company may appoint a Chairman. The Chairman of an adjourned Meeting need not be the same person as was the Chairman of the original Meeting.

9.	QUORUM

The quorum at any Meeting shall be at least two Voters representing or holding not less than the Relevant Fraction of the aggregate principal amount of the outstanding Notes; provided, however, that, so long as at least the Relevant Fraction of the aggregate principal amount of the outstanding Notes is represented by the Global Note Certificates or a single Individual Note Certificate, a single Vote appointed in relation thereto or being the holder of the Notes represented thereby shall be deemed to be two Voters for the purpose of forming a quorum.

10.	ADJOURNMENT FOR WANT OF QUORUM

If within 15 minutes after the time fixed for any Meeting a quorum is not present, then:

(a)	in the case of a Meeting requested by Noteholders, it shall be dissolved; and

(b)	in the case of any other Meeting, it shall be adjourned for such period (which shall be not less than 14 days and not more than 42 days) and to such place as the Chairman determines; provided, however, that:

(i)	the Meeting shall be dissolved if the Company so decides; and

(ii)	no Meeting may be adjourned more than once for want of a quorum.

11.	ADJOURNED MEETING

The Chairman may, with the consent of (and shall if directed by) any Meeting, adjourn such Meeting from time to time and from place to place, but no business shall be transacted at any adjourned Meeting except business which might lawfully have been transacted at the Meeting from which the adjournment took place.

12.	NOTICE FOLLOWING ADJOURNMENT

Clause 7 shall apply to any Meeting which is to be resumed after adjournment for want of a quorum; provided, however, that:

(a)	10 days’ notice (exclusive of the day on which the notice is given and of the day on which the Meeting is to be resumed) shall be sufficient; and

(b)	the notice shall specifically set out the quorum requirements which will apply when the Meeting resumes.

It shall not be necessary to give notice of the resumption of a Meeting which has been adjourned for any other reason.

13.	PARTICIPATION

The following may attend and speak at a Meeting:

(a)	Voters;

(b)	representatives of the Company and the Registrar;

(c)	the financial advisers of the Company;

(d)	the legal counsel to the Company and the Registrar; and

(e)	any other person approved by the Meeting.

14.	SHOW OF HANDS

Every question submitted to a Meeting shall be decided in the first instance by a show of hands. Unless a poll is validly demanded before or at the time that the result is declared, the Chairman’s declaration that on a show of hands a resolution has been passed, passed by a particular majority, rejected or rejected by a particular majority shall be conclusive, without proof of the number of votes cast for, or against, the resolution. Where there is only one Voter, this clause shall not apply and the resolution will immediately be decided by means of a poll.

15.	POLL

A demand for a poll shall be valid if it is made by the Chairman, the Company or one or more Voters representing or holding not less than one fiftieth of the aggregate principal amount of the outstanding Notes. The poll may be taken immediately or after such adjournment as the Chairman directs, but any poll demanded on the election of the Chairman or on any question of adjournment shall be taken at the Meeting without adjournment. A valid demand for a poll shall not prevent the continuation of the relevant Meeting for any other business as the Chairman directs.

16.	VOTES

Every Voter shall have:

(a)	on a show of hands, one vote; and

(b)	on a poll, one vote in respect of each €1,000 in aggregate face amount of the outstanding Note(s) represented or held by him.

In the case of a voting tie the Chairman shall have a casting vote.

Unless the terms of any Block Voting Instruction state otherwise, a Voter shall not be obliged to exercise all the votes to which he is entitled or to cast all the votes which he exercises in the same way.

17.	VALIDITY OF VOTES BY PROXIES

Any vote by a Proxy in accordance with the relevant Form of Proxy or Block Voting Instruction shall be valid even if such Form of Proxy or (as the case may be) Block Voting Instruction or any instruction pursuant to which it was given has been amended or revoked, provided that the Registrar has not been notified in writing of such amendment or revocation by the time which is 48 hours before the time fixed for the relevant Meeting. Unless revoked, any appointment of a Proxy under a Block Voting Instruction or Form of Proxy in relation to a Meeting shall remain in force in relation to any resumption of such Meeting following an adjournment; provided, however, that no such appointment of a Proxy in relation to a Meeting originally convened which has been adjourned for want of a quorum shall remain in force in relation to such Meeting when it is resumed. Any person appointed to vote at such a Meeting must be re-appointed under a Block Voting Instruction Proxy or Form of Proxy to vote at the Meeting when it is resumed.

18.	POWERS

A Meeting shall have power (exercisable by Extraordinary Resolution), without prejudice to any other powers conferred on it or any other person:

(a)	to approve any Reserved Matter;

(b)	to approve any proposal by the Company for any modification, abrogation, variation or compromise of any of the terms and conditions of the Notes or any arrangement in respect of the obligations of the Company under or in respect of the Notes;

(c)	to approve the substitution of any person for the Company (or any previous substitute) as principal obligor under the Notes;

(d)	to waive any breach or authorize any proposed breach by the Company of its obligations under or in respect of the Notes or any act or omission which might otherwise constitute an event of default under the Notes;

(e)	to authorize the Registrar or any other person to execute all documents and do all things necessary to give effect to any Extraordinary Resolution;

(f)	to give any other authorization or approval which is required to be given by Extraordinary Resolution; and

(g)	to appoint any persons as a committee to represent the interests of the Noteholders and to confer upon such committee any powers which the Noteholders could themselves exercise by Extraordinary Resolution.

19.	EXTRAORDINARY RESOLUTION BINDS ALL HOLDERS

An Extraordinary Resolution shall be binding upon all Noteholders whether or not present at such Meeting and each of the Noteholders shall be bound to give effect to it accordingly. Notice of the result of every vote on an Extraordinary Resolution shall be given to the Noteholders and the Paying Agents (with a copy to the Company) within 14 days of the conclusion of the Meeting.

20.	MINUTES

Minutes shall be made of all resolutions and proceedings at each Meeting. The Chairman shall sign the minutes, which shall be prima facie evidence of the proceedings recorded therein. Unless and until the contrary is proved, every such Meeting in respect of the proceedings of which minutes have been summarized and signed shall be deemed to have been duly convened and held and all resolutions passed or proceedings transacted at it to have been duly passed and transacted.

21.	WRITTEN RESOLUTION

A Written Resolution shall take effect as if it were an Extraordinary Resolution.

SIGNATORIES

MANPOWER INC.

by

/s/ Michael J. Van Handel
Name:	Michael J. Van Handel
Title:	Executive Vice President, Chief Financial Officer and Secretary

CITIBANK, N.A.

by

/s/ Peter Larsen
Name:	Peter Larsen
Title:	Vice President

CITIBANK INTERNATIONAL PLC

by

/s/ Peter Larsen
Name:	Peter Larsen
Title:	Authorized Signatory